UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2008

SUPERIOR BANCORP
(Exact Name of Registrant as Specified in Charter)

Delaware
State or Other
Jurisdiction of
Incorporation
0-25033	63-1201350
(Commission	(IRS Employer
File Number)	Identification No.)

17 North 20th Street, Birmingham, Alabama	35203
(Address of Principal Executive Offices)	(Zip Code)

(205) 327-1400
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On September 17, 2008, Superior Bancorp’s subsidiary, Superior Bank, entered into an Agreement to Purchase Subordinated Notes (the “Agreement”) with Durden Enterprises, LLC (the “Purchaser”). Pursuant to the terms of the Agreement, Superior Bank issued to the Purchaser $10,000,000 in aggregate principal amount of 9.5% Subordinated Notes due September 15, 2018 (the “Notes”), and Superior Bancorp issued to the Purchaser a warrant (the “Warrant”) to purchase up to 1,000,000 shares of Superior Bancorp common stock, $.001 par value per share, at a price of $7.53 per share.

Interest on the Notes is payable quarterly. The Purchaser may, subject to regulatory approval, accelerate the payment of principal and interest if there is an event of default under the terms of the Note. Events of default are limited to the commencement of voluntary or involuntary bankruptcy or similar proceedings with respect to Superior Bank. Beginning on September 15, 2013, Superior Bank may redeem all or a portion of the Notes on any interest payment date at a price equal to 100% of the principal amount of the redeemed Notes plus accrued but unpaid interest.

The Warrant is exercisable at any time prior to the close of business on September 15, 2013. The exercise price for the Warrant was based on the average of the closing prices of Superior Bancorp common stock for the 10 trading days immediately preceding September 17, 2008. Superior Bancorp agreed to register with the Securities and Exchange Commission the stock to be issued to the Purchaser upon the exercise of the Warrant.

Superior Bank also granted the Purchaser the option to purchase up to $10,000,000 in additional subordinated notes and receive additional warrants in the future on similar terms and conditions with such changes as are necessary to reflect market conditions at that time.

K. Earl Durden, the managing member of the Purchaser, is a retired director of Superior Bancorp and Superior Bank.

Section 2 - Financial Information

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 17, 2008, Superior Bank became obligated to pay $10,000,000 pursuant to the Notes described in Item 1.01 above. The terms of such obligation are described in Item 1.01, which is incorporated in this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR BANCORP /s/ C. Stanley Bailey C. Stanley Bailey Chairman and Chief Executive Officer

Date: September 22, 2008